Exhibit 5.1

11 S. Meridian Street Indianapolis, IN 46204-3535 U.S.A. (317) 236-1313 Fax (317) 231-7433 www.btlaw.com

May 24, 2023

Xylem Inc.

301 Water Street SE

Washington, D.C. 20003

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as special counsel to Xylem Inc., an Indiana corporation (the “Company”), in connection with certain matters of Indiana law arising out of the registration of 2,700,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) to be issued by the Company in connection with awards under the Xylem 2011 Omnibus Incentive Plan (the “Plan”). The Shares are covered by that certain registration statement on Form S-8 (the “Registration Statement”), filed by the Company on the date hereof with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1. The Registration Statement in the form in which it was transmitted to the Commission under the 1933 Act;

2. A certificate executed by Kelly C. O’Shea, Corporate Secretary of the Company, dated as of the date hereof (the “Officer’s Certificate”);

3. The Fourth Amended and Restated Articles of Incorporation of the Company (the “Charter”), certified by the office of the Indiana Secretary of State and pursuant to the Officer’s Certificate;

4. The Fifth Amended and Restated Bylaws of the Company, certified pursuant to the Officer’s Certificate;

5. A certificate of existence issued by the Indiana Secretary of State with respect to the Company, dated as of a recent date;

6. Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the approval of the Merger Agreement, the Merger and the issuance of the Shares (the “Resolutions”), certified pursuant to the Officer’s Certificate;

7. A copy of the Plan; and

May 24, 2023

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, when the Registration Statement shall have become effective and when and if the Shares are issued in accordance with the Plan and the terms of the respective awards thereunder (including the payment of any consideration required pursuant to the terms of such awards), the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Indiana and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Indiana, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Indiana, we do not express any opinion on such matter.

May 24, 2023

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ BARNES & THORNBURG LLP